Exhibit 23.1
                                  ------------

                          Independent Auditors' Consent
                          -----------------------------


The Board of Directors and Stockholders
G2 Ventures, Inc.
Dallas, Texas


We consent to the use and inclusion in this Form SB-2 Registration Statement and the Prospectus, which is part of this Registration Statement, of our report dated May 4, 2004 on our audit of the financial statements of G2 Ventures, Inc. at March 31, 2004 and December 31, 2003 and for the three months ended March 31, 2004, the year ended December 31, 2003 and each of the periods from September 26, 2002 (inception) through December 31, 2002 and March 31, 2004.

We also consent to the reference of our Firm under the caption "Experts" in the Registration Statement and Prospectus.





Turner, Stone & Company, L.L.P.
Certified Public Accountants
Dallas, Texas
July 6, 2004